Exhibit 10.3

RESTAURANT ASSET PURCHASE AGREEMENT

THIS RESTAURANT ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of the 10th day of August, 2015 (the “Effective Date”) by and among OCEAN ENTERPRISES, INC., a Florida corporation (“Restaurant Asset Seller”), and ARK SHUCKERS, LLC, a Delaware limited liability company (“Restaurant Asset Buyer”). Restaurant Asset Seller is sometimes herein referred to as “Seller” and Restaurant Asset Buyer is sometimes herein referred to herein as “Buyer”.

WHEREAS, Ocean Enterprises, Inc. owns and operates a restaurant and bar, gift shop and banquet facility (the “Business”) known as Shuckers Restaurant (the “Restaurant”) at 9800 South Ocean Drive, Jensen Beach, Florida 34957 (the “Location”); and

WHEREAS, Island Beach Resort, Inc., a Florida corporation (“Hotel Asset Seller”) owns and operates a property management company known as Island Beach Resort (the “Hotel”) at the Location; and

WHEREAS, DC Holding Company, Inc., a Florida corporation (the “Real Property Seller”) owns real property consisting of the real property located at 9800 South Ocean Drive, Commercial Units C-1, C-2, C-3, C-4, Unit 111 and Unit 201, Jensen Beach, Florida 34957 (the “Real Property”); and

WHEREAS, Restaurant Asset Seller holds certain licenses and permits, including a liquor license from the Florida Department of Business Regulation, Division of Alcoholic Beverages and Tobacco (“FLA”) to operate the Restaurant Business; and

WHEREAS, the closing on this Restaurant Asset Purchase Agreement is subject to and contingent upon the closing of the Real Estate Commercial Contract and Rider (“Real Estate Contract”) between Real Property Seller and Ark Shuckers Real Estate, LLC (“Real Property Buyer”) and the closing of the Hotel Asset Purchase Agreement (“Hotel Asset Purchase Agreement”) between Hotel Asset Seller and Ark Island Beach Resort, LLC (“Restaurant Asset Buyer”); and

WHEREAS, subject to and on the terms and conditions set forth in this Agreement, the Restaurant Asset Seller desires to sell, and Restaurant Asset Buyer desires to buy, substantially all of the assets of the Restaurant Asset Seller.

NOW, THEREFORE, for and in consideration of the recitals, the mutual covenants and agreements hereafter described and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree as follows:

l. Sale and Purchase,

1.1. Assets. On and subject to the terms and conditions of this Agreement, at the Closing, Restaurant Asset Seller agrees to sell, convey, transfer, assign and deliver to Restaurant Asset Buyer and Restaurant Asset Buyer agrees to purchase from Restaurant Asset Seller, the Business as a

1

going concern and Restaurant Asset Seller’s right, title and interest in and to all of the Acquired Assets. As used herein “Acquired Assets ‘shall mean all right, title and interest in and to all of the assets of Restaurant Asset Seller of every kind, character and description, other than the Excluded Assets, which are related to or used in connection with the conduct and operation of the Business, whether personal or real, tangible or intangible and wherever located, whether or not reflected on Restaurant Assets Seller’s financial statements, as such assets may exist on the Closing Date, including, but not limited to, all of its: (a) Leases of Real Property, if any, as more fully described in the Real Estate Contract that are assumed by Restaurant Asset Buyer ; (b) inventory of materials and supplies, and all furniture, furnishings, signage, fixtures, machinery, trade fixtures, inc1uding, but not limited to, leasehold improvements, security systems, kitchen and other equipment including, but not limited to, pots, pans, glassware, dishes, silverware and small wares, computer equipment, alarm systems, cameras and recording devices, protective cages, electrical installations, safes and all other tangible assets relating to the Business of every kind and nature; (c) goodwill associated with the Business, all value of the Business as a going concern, and all records related to the Business including, without limitation, customer records, customer information, customers cards, operations manuals, advertising matter, correspondence, mailing lists, credit records, purchasing materials and records, personnel records, blueprints, data bases, distributors, supplier information and records, repair trade people, and all other data and know-how related to the Business, in any form or medium wherever located; (d) proprietary items including, but not limited to, menus, promotional items and literature, if appropriate, the use of the founding family’s namesake, if any, and pictures as it relates to the Restaurant, history of the Restaurant, memorabilia, photographs and decor; (e) telephone and fax numbers, trade names, trademarks and trademark applications, service marks and service mark applications, patents and patent applications, copyrights, assumed names, fictitious names, slogans, domain names, web addresses, web sites, all software and software licenses and all rights in all data processing systems and networks, and all operations manuals, computer hardware, data bases, related documentation, and know-how of any kind; (f) credits, prepaid expenses, advance payments, security deposits and prepaid items customarily transferred and paid for in business asset purchase transactions, but only to the extent that in addition to the Purchase Price, credit is given or payment is made for same at Closing; (g) contracts, agreements, commitments, and personal property leases of Restaurant Asset Seller relating to the Business that are described in detail on Schedule 5.10 which Restaurant Asset Buyer affirmatively elects in writing to assume (the “Purchased Commitments”); (h) to the extent assignable, licenses and permits relating to the Business or the Acquired Assets; (i) privileges and advantages of every nature, kind and description, being personal or real, tangible or intangible, located at, on, or under the Real Property or in any way used in connection with the Real Property or otherwise possessed or owned by either Restaurant Asset Seller or in which Restaurant Asset Seller has any interest whatsoever, all of the licenses, permits, easements, regulatory rights, beach access rights, air rights, roof rights, antenna rights, developer and use rights, and wallscape and signage rights, leases, subleases and rights thereunder; and (j) contractors and manufacturers guarantees, warranties, indemnities or similar rights in favor of the Restaurant Asset Seller with respect to any of its Acquired Assets. All of the Acquired Assets are being sold, assigned, transferred, conveyed and delivered to Restaurant Asset Buyer hereunder free and clear of any Lien, in its as-is/where-is condition, subject only to those representations and warranties contained herein. As used herein “Lien” shall mean any mortgage, pledge, lien, claim, security interest, conditional sale agreement, prior assignment or encumbrance of any kind or nature whatsoever, including, without limitation, any Uniform Commercial Code lien or tax lien, subject, however, to those restrictions, covenants and conditions contained in the applicable

2

condominium documents governing the Real Property and such other encumbrances as listed on the permitted Exceptions (as described herein).

1.2. Excluded Assets. The Acquired Assets shall not include the assets listed on Schedule 1.2, including without being limited to all cash and accounts receivable of Restaurant Asset Seller as of the Closing Date, licenses that are not assignable, and all leases, contracts, agreements, commitments not relating to the Business or assumed by Restaurant Asset Buyer, all cash and cash equivalents, all of Restaurant Asset Seller’s rights under this Agreement and all insurance coverage (collectively, the “Excluded Assets”).

1.3 Assumed Liabilities. On and subject to the terms and conditions of this Agreement, at the Closing, defined below, Restaurant Asset Buyer will assume and agree to pay, perform and discharge only the obligations of Restaurant Asset Seller first arising from the operation of the Business following the Closing under the Purchased Commitments (the “Assumed Liabilities”). Accordingly, all debts, costs, invoices, liabilities and expenses, except for the Assumed Liabilities, if incurred prior to Closing, shall be the responsibility of Restaurant Asset Seller, and all such debts, costs, invoices, liabilities and expenses incurred on and after Closing shall be the responsibility of Restaurant Asset Buyer.

1.4. Due Diligence. Restaurant Asset Seller hereby agrees to deliver to Restaurant Asset Buyer within three (3) business days of the effective date (for purposes herein, delivery by Restaurant Asset Seller shall be deemed to have occurred if Restaurant Asset Seller makes the Due Diligence Items, as defined below, available to Restaurant Asset Buyer at the Restaurant or Location), which shall mean the date on which the last of the Restaurant Asset Buyer, Restaurant Asset Seller and any other party signing this Agreement shall have signed or initialed this Agreement, as applicable (“Effective Date”), those due diligence items (“Due Diligence Items”) requested by Restaurant Asset Buyer or set forth herein to the extent in Restaurant Asset Seller’s possession. Restaurant Asset Buyer shall have thirty (30) days (“Due Diligence Period”) from receipt of all of the Due Diligence Items to review and to approve the Due Diligence Items and any other information or documentation it acquires. If Restaurant Asset Buyer, in its sole discretion, does not approve any of the Due Diligence Items or any of the information provided to Restaurant Asset Buyer pursuant to this section or any information or documentation it otherwise acquires at any time prior to the expiration of the Due Diligence Period, Restaurant Asset Buyer, at its option, may terminate this Agreement by written notice to Restaurant Asset Seller delivered at any time prior to the expiration of the Due Diligence Period, whereupon this Agreement shall become null and void and of no further force and effect, the Deposit (as defined below) shall be returned to the Restaurant Asset Buyer and the parties hereto shall have no further obligation to one another provided, however, Restaurant Asset Buyer shall return to Restaurant Asset Seller all information, reports and any other materials delivered to or obtained by Restaurant Asset Buyer. Restaurant Asset Buyer’s failure to terminate this Agreement pursuant to this Section 1.4 shall not affect Restaurant Asset Buyer’s right to require the satisfaction of all conditions to closing set forth in this Agreement. Restaurant Asset Buyer and Restaurant Asset Seller shall also take all necessary steps following execution of this Agreement to assist Restaurant Asset Buyer’s efforts to complete the transfer of the Liquor License or to obtain a new liquor license in favor of Restaurant Asset Buyer necessary to run the Business from the FLA (the “Liquor License”), provided that Restaurant Asset Seller shall have no obligation to incur any costs or expense in connection therewith.

2. Purchase Price. The Purchase Price for the Acquired Assets is One Million Six

3

Hundred Thousand Dollars ($1,600,000.00) payable as follows: Upon the execution of this Agreement by all parties Restaurant Asset Buyer shall pay to Escrow Agent (hereinafter defined) the sum of (i) an initial refundable deposit of Fifty Thousand Dollars ($50,000.00) (the “Initial Deposit”) to Koeppel Law Group, P.A. Trust Account (“Escrow Agent”); and within 48 hours after the expiration of the Due Diligence Period (ii) Fifty Thousand Dollars ($50,000.00) (the “Additional Deposit”) (the Initial Deposit and Additional Deposit are collectively referred to as the “Deposit”); and, at Closing (hereafter defined) Restaurant Asset Buyer shall pay to Restaurant Asset Seller (i) the sum of One Million Five Hundred Thousand Dollars ($1,500,000.00) (“Balance Due”), (subject to any prorations, credits or agreed upon a adjustments as provided for herein) (the Deposit and the Balance Due shall collectively be referred to as the “Closing Proceeds”). The Purchase Price shall be payable by Restaurant Asset Buyer to Restaurant Asset Seller, by wire transfer or by immediately available funds, plus or minus the specific items hereinafter described and the usual and ordinary prorations and credits, including but not limited to rent paid for the lease of the leased premises and any leased equipment assumed by Restaurant Asset Buyer, personal property taxes for the year of closing imposed on the assets, real estate taxes, gift card liabilities, if any (collectively, the “Prorations and Credits”). Further, any security deposits held by the vendor/lessor of any leased equipment or on the leased premises being assumed by Restaurant Asset Buyer shall be reimbursed to Restaurant Asset Seller at the time of Closing provided that said vendor/lessor shall transfer the said security deposit for the benefit of the Restaurant Asset Buyer as of the Closing Date. The parties hereto agree to re-prorate as to any errors in the listing or payment of Prorations and Credits. Restaurant Asset Seller shall be responsible for electricity, telephone, water and sewer, gas and other utility charges, salaries and accrued vacation and other benefits of employees.

(e) A portion of the Purchase Price, in the amount of Five Hundred Thousand Dollars ($500,000.00) (the “Escrow Cash”) shall be delivered to Restaurant Asset Seller’s attorney, as escrow agent (the “Escrow Agent”), to be held pursuant to an escrow agreement substantially in the form attached hereto as Exhibit “A” (the “Closing Escrow Agreement”) to secure the indemnification obligations of the Restaurant Asset Seller under this Agreement for a period of one (1) year after Closing. The Escrow Cash will be released only in accordance with the terms of the Closing Escrow Agreement. The Restaurant Asset Seller and Restaurant Asset Buyer acknowledge and agree that Restaurant Asset Buyer’s remedies under the Closing Escrow Agreement (the “Escrow Fund”) are the sole and exclusive monetary remedies in connection with this Agreement.

3. Closing. Time is of the essence with respect to all time periods and dates set forth in this Section 3. The closing (the “Closing”) of the transactions contemplated by this Agreement to be on or before September 25, 2015, and is contingent upon the satisfaction or waiver of the Conditions Precedent (as defined below) (the “Closing Date”). The Closing shall take place at such location which is mutually agreed upon by the parties. The parties hereto agree to cooperate and use reasonable efforts to cause all contingencies to occur by the Closing Date. If through no fault of Restaurant Asset Buyer or Restaurant Asset Seller the Closing fails to occur on or before September 25, 2015, then either Restaurant Asset Seller or Restaurant Asset Buyer may, without liability, terminate its obligations under this Agreement and the Real Property Rider. If the Closing fails to have occurred on or before September 25, 2015 and the failure of the Closing to occur shall be determined by a court of law or other tribunal have been the fault of Restaurant Asset Buyer, Restaurant Asset Seller shall have the right to retain the Deposit as agreed upon liquidated damages, consideration for execution of this Agreement, and in full settlement of any claims, whereupon Restaurant Asset Buyer and

4

Restaurant Asset Seller, Hotel Asset Buyer and Hotel Asset Seller and Real Property Buyer and Real Property Seller shall be relieved from all further obligations under this Agreement, the Hotel Asset Agreement and the Real Estate Purchase and Sale Agreement. If the Closing shall not have occurred on or before September 25, 2015 and the failure of the Closing to occur shall be determined by a court of law or other tribunal have been the fault of Restaurant Asset Seller, then Restaurant Asset Buyer shall have the right to maintain suit for any and all remedies (as limited herein), at law or in equity, including, but not limited to, specific performance, against the defaulting Restaurant Asset Seller for breach of this Agreement, subject to the limitations contained herein. The Hotel Asset Seller under the Hotel Asset Agreement and the Real Property Seller under the Real Estate Contract.

4. Closing Deliveries.

(a) Closing Deliveries of Buyer. At Closing, Restaurant Asset Buyer shall deliver to Restaurant Asset Seller the following: (i) the Purchase Price, less the Deposit and Escrow Cash; (ii) certified copy of resolutions duly adopted by Restaurant Asset Buyer, approving the terms and conditions of this Agreement and authorizing Restaurant Asset Buyer’s officers to execute, deliver and consummate the same for and on behalf of Restaurant Asset Buyer; (iii) certificate of Restaurant Asset Buyer’s good standing as a Delaware limited liability company or other legal entity; (iv) the deliverables set forth in the Real Estate Rider; and (v) such other documents as Restaurant Asset Seller may reasonably request or are required pursuant to this Agreement (assumption of Purchased Commitments).

(b) Closing Deliveries of Restaurant Asset Seller. At Closing, Restaurant Asset Seller shall deliver to Restaurant Asset Buyer the following (i) duly executed bill of sale and assignment agreement with appropriate warranties of ownership covering the Acquired Assets, in form and substance reasonably acceptable to Restaurant Asset Buyer and Restaurant Asset Seller; (ii) all customer records relating to the operation of the Business at the Location in Restaurant Seller’s possession; (iii) certified copy of resolutions duly adopted by the Shareholder and the Restaurant Asset Seller’s Board of Directors, approving the terms and conditions of this Agreement and authorizing Restaurant Asset Seller’s officers to execute, deliver and consummate the same for and on behalf of Restaurant Asset Seller; (iv) certificate of Restaurant Asset Seller’s good standing as a Florida corporation and certified copies of Asset Seller’s organizational documents and by-laws; (v) possession of the Acquired Assets; (vi) at Restaurant Asset Seller’s cost, UCC, tax and judgment search reports issued by a company reasonably satisfactory to Restaurant Asset Buyer evidencing that the Acquired Assets are free from Liens or encumbrances of any sort; (vii) termination statements terminating all financing statements of record on the Closing Date under the Uniform Commercial Code with respect to the Acquired Assets, or a written commitment from the secured party, in form and substance reasonably acceptable to Restaurant Asset Buyer, to provide the same; (viii) the originals or certified copies of the Purchased Commitments; (ix) a certification to Restaurant Asset Buyer, in form and substance reasonably acceptable to Restaurant Asset Buyer, that Restaurant Asset Seller warrants that, as of the Closing Date they are in good standing, duly authorized, no default has occurred under any material agreement relating to the Acquired Assets, all third party consent needed to sell the Acquired Assets has been obtained; (x) good, marketable and insurable title to the Real Property, free from all liens and encumbrances and municipal matters (except the “Permitted Exceptions” described in the Real Estate Contract), including appropriate Certificates of Approval from the Condominium Association, if required, for the Real Property and other deliverables set forth in the Real Estate Contract.

5. Representations and Warranties of Asset Restaurant Seller. Except as

5

otherwise disclosed in writing to Restaurant Asset Buyer on or after the Effective Date, to induce Restaurant Asset Buyer to execute this Agreement and consummate the transactions contemplated hereunder, the Restaurant Asset Seller hereby represents and warrants to Restaurant Asset Buyer as of the date hereof as follows:

5.1 Organization, Good Standing. Authorization. Restaurant Asset Seller is a corporation duly organized, validly existing and in good standing under the provisions the law of the State of Florida. Restaurant Asset Seller has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. Restaurant Asset Seller has all corporate power and the shareholder has authority to enter into this Agreement and all other agreements and documents to be executed by them at Closing pursuant hereto (collectively, the “Acquisition Agreements”). The Acquisition Agreements have been, or will be at the Closing, as applicable, duly executed and delivered by the Restaurant Asset Seller and shall constitute the legal, valid and binding obligations of Restaurant Asset Seller, enforceable against Restaurant Asset Seller in accordance with their respective terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

5.2 No Violation. The execution, delivery, compliance with and performance by Restaurant Asset Seller of the Acquisition Agreements does not and will not: (i) violate or contravene the articles of incorporation or by-laws, as amended to date (the “Charter Documents”) of Restaurant Asset Seller; (ii) violate or contravene any law, rule, regulation, ordinance, order, judgment or decree (collectively, “Applicable Law’’) to which such Restaurant Asset Seller or any of its assets is subject; (iii) conflict with or result in a breach of or constitute a default by any party under any agreement or other document to which Restaurant Asset Seller is a party or by which any of its assets or properties are bound or are subject; (iv) result in the creation of any Lien upon any of such Restaurant Asset Seller’s properties or the Acquired Assets or give to any person or entity a right of acceleration or termination; (v) require any approval or consent of any person under the Charter Documents of such Restaurant Asset Seller, or any agreement or other document to which Restaurant Asset Seller is a party or by which Restaurant Asset Seller or any of its assets or properties are subject; (vi) subject to governmental and/or quasi-governmental agency requirements and/or approval, result in the termination, modification or cancellation of any transferable license, permit, franchise, governmental authorization, contract, clearance or approval necessary for the lawful operation of the Business by Restaurant Asset Buyer; and (vii) require Restaurant Asset Seller to obtain any authorization, consent, permit, filing, clearance, registration or exemption or other action by or from or notice to or filing with (either before or after the Closing Date) any federal or state court, administrative agency or other governmental body, other than the FLA and the Division of Hotels and Restaurants.

5.3 Title. Restaurant Asset Seller has, and Restaurant Asset Buyer will receive at Closing, good, valid and marketable title to all of the Acquired Assets, free and clear of all Liens, leases and tenancies except those exceptions to be disclosed by an owner’s title insurance commitment to be obtained by Restaurant Asset Buyer. The Acquired Assets comprise all assets of the Restaurant Asset Seller other than the Excluded Assets. All tangible personal property at the Location is owned by the Restaurant Asset Seller and not leased except as otherwise disclosed to Restaurant Asset Buyer. There are no financing statements under the Uniform Commercial Code filed with the Florida Secretary of

6

State which name Restaurant Asset Seller Hotel Asset Seller or Real Property Seller as debtor, excepting only financing statements no longer in effect, and Restaurant Asset Seller has not signed any security agreement authorizing any secured party thereunder to file any such financing statement.

5.4 No Subsidiaries. Restaurant Asset Seller does not own and has never owned, either directly or indirectly, any interest (whether debt or equity) in any other entity.

5.5 Intellectual Property. Restaurant Asset Seller has not received any written notice or other objections to the use of the intellectual property which relates to the Business as now operated or used by the Restaurant Asset Seller. Any and all rights held by Restaurant Asset Seller to such intellectual property shall be assigned to Restaurant Asset Buyer at Closing.

5.6 Legal Proceedings. Except as set forth on Schedule 5.6 attached hereto, there are no actions, suits, litigation, proceedings or investigations pending or to the best of Restaurant Asset Seller’s knowledge, threatened by or against Restaurant Asset Seller which relate to the Business or the Acquired Assets, and Restaurant Asset Seller has not received any written claim, complaint, or written notice of any such proceeding or claim or is aware of any basis for any such claim.

5.7 Compliance with Laws. Restaurant Asset Seller has not received any notice asserting any violation of any regulations, rules, ordinances, laws, statutes, orders and decrees of any governmental authority applicable to it (collectively, the “Applicable Laws’’) or non-compliance therewith and there is no pending or to the best of Restaurant Asset Sellers’ knowledge, after due inquiry, threatened investigation, inquiry or audit by any federal, state, or local governmental authority relating to Restaurant Asset Seller, the Business or any of the Acquired Assets, except as otherwise disclosed by Restaurant Asset Seller to Restaurant Asset Buyer.

5.8 Permits and Licenses. (i) Schedule 5.8 identifies all existing licenses and permits and is complete and correct in all material respects; (ii) such licenses and permits constitute all of the licenses and permits currently necessary for the ownership and operation of the Business, including, but not limited to, the food and beverage licenses required to sell and serve food and liquor at the Business; (iii) Restaurant Asset Seller has not received any notice of any default in the observance or condition of any license or permit which has not been heretofore corrected; and (iv) subject to governmental and quasi-governmental requirements, all licenses and permits (except those listed on Schedule 1.2) are assignable to Restaurant Asset Buyer. There are not any orders, judgments, decrees, governmental takings, condemnations or other proceedings currently in effect which would be applicable to the Business conducted by the Restaurant Asset Seller or the properties of the Restaurant Asset Seller and which would reasonably be expected to materially adversely affect the properties, Acquired Assets, liability, operations or prospects of Restaurant Asset Buyer after the Closing Date.

5.9 Intentionally Deleted.

5.10 Commitments. Restaurant Asset Seller has delivered or made available to Restaurant Asset Buyer or will deliver within three (3) business days of the Effective Date, true and correct copies of all written contracts, agreements, commitments, arrangements and personal property leases which relate to the Business and/or the Acquired Assets, including without limitation, all amendments thereto.

7

A true, correct and complete list and summary description of all such written documents and personal property leases which relate to the Business and/or the Acquired Assets is attached hereto as Schedule 5.10. All Purchased Commitments are in full force and effect and represent the valid and binding obligations of Restaurant Asset Seller. Neither Restaurant Asset Seller nor any other party is (with or without the lapse of time or the giving of notice, or both) in default under any such Purchased Commitment, and Restaurant Asset Seller has not received any notice of any default or termination of any such Purchased Commitment from any other party thereto and Restaurant Asset Seller is not aware of any facts or circumstances (with or without the lapses of time or the giving of notice or both) under which it would be reasonably likely that there would be a default or termination of any such Purchased Commitment. Restaurant Asset Seller has no outstanding powers of attorney relating to the Business or the Acquired Assets.

5.11 Financial Statements. Restaurant Asset Seller has heretofore delivered to Restaurant Asset Buyer, or will deliver within five (5) business days of the Effective Date, its financial statements for the months January through June 30, 2015 and for the years ended December 31, 2014 and 2013 and its tax returns for the years 2014, 2013 and 2012 signed by a principal of Restaurant Asset Seller and its accountant. In the event Restaurant Asset Seller has not filed its corporate tax return for the year 2014, Restaurant Asset Seller shall deliver a copy to Restaurant Asset Buyer simultaneously with the filing of same with the Internal Revenue Service; and Restaurant Asset Seller will deliver to Restaurant Asset Buyer as soon as practicable its financial statements for each month in 2015 which elapses prior to the Closing Date together with copies of its sales tax reports for the months January through June 30, 2015 and for the years ended December 31, 2014 and 2013. The financial statements referred to in the first sentence of this Section 5.11(collectively, the “Financial Information”) are based upon the information contained in the books and records of the Restaurant Asset Seller and present fairly the assets, liabilities and financial condition of the Restaurant Asset Seller as of the respective dates thereof and the results of such Restaurant Asset Seller’s operations for the periods ended as of the respective dates thereof. The Financial Information in each case has been prepared in accordance with the normal course of business applied on a consistent basis throughout the periods involved and with prior periods and the Financial Information does not materially overstate or understate the gross revenues or net income or the major operating expenses, including, but not limited to, food and beverage purchases, salaries, and payroll tax expenses of Restaurant Asset Seller.

5.12 No Undisclosed or Transferee Liability. Restaurant Asset Seller has no debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, that is not reflected or reserved against in the Financial Information, other than liabilities incurred in the ordinary course of business after the date of the latest of the Financial Information. All debts, liabilities and obligations of Restaurant Asset Seller or otherwise relating to the Business or the Acquired Assets incurred after the periods covered by the Financial Information have been incurred in the ordinary course of business, consistent with past practice, and are usual and normal in amount.

5.13 No Brokers. Except as described on Schedule 5.13, Restaurant Asset Seller has not employed, either directly or indirectly, or incurred any liability to, any broker, finder or other agent in connection with the transactions contemplated by this Agreement except for Prakas & Company and Sussman Restaurant Brokerage. Out of the total brokerage commission Restaurant Asset Seller shall pay to Sussman Restaurant Brokerage at Closing the sum of Thirty Seven Thousand Five Hundred Dollars ($37,500.00) with the balance due under the separate written agreement being paid to Prakas &

8

Company.

5.14 Taxes. Restaurant Asset Seller is not delinquent with respect to money due to any federal, state, or local taxing authority or any other governmental entity for income tax or any other tax, or interest, penalties, assessments or deficiencies relating thereto (collectively, “Taxes”). Restaurant Asset Seller has filed all federal, state and local and all other tax returns which it is required to have filed. Restaurant Asset Seller has paid or made adequate provision for the payment of all Taxes which have or may become due pursuant to said returns or pursuant to any assessment received with respect thereto, or which is otherwise due and payable by such Restaurant Asset Seller. As of the Closing Date, Restaurant Asset Seller shall have paid all accrued sales taxes owed by Restaurant Asset Seller in the state of Florida. No adjustment of or deficiency of any Taxes or claim for additional Taxes has been proposed, or to the best of Restaurant Asset Seller’s knowledge, threatened, asserted or assessed against Restaurant Asset Seller. Except as otherwise disclosed by Restaurant Asset Seller to Restaurant Asset Buyer, there are no audits or other examinations being conducted or, to the best of Restaurant Asset Seller’s knowledge, after due inquiry, threatened by any taxing authority, and there is no deficiency or refund litigation or controversy in progress or, to the best of Restaurant Asset Seller’s knowledge, after due inquiry, threatened, with respect to any Taxes previously paid by Restaurant Asset Seller or with respect to any returns previously filed by Restaurant Asset Seller or on behalf of Restaurant Asset Seller. Restaurant Asset Sel1er has not made any express waiver of any statute of limitations relating to the assessment or collection of Taxes.

5.15 Shareholders’ Ownership. Anthony P. Carpentier owns 50% and Jack Daniels owns 50% of the issued and outstanding capital stock of Restaurant Asset Seller. Restaurant Asset Seller (and no other person or entity except as otherwise disclosed) own all right, title or interest in personal property of any kind that was actually used and was necessary to the conduct of the Business by Restaurant Asset Seller, whether tangible or intangible, wherever located.

5.16 Employee Matters. Except as set forth a schedule 5.16 attached hereto, no employee of Restaurant Asset Seller has a written employment agreement or is other than an “at will” employee. Restaurant Asset Seller does not have nor maintain any written pension, profit sharing, thrift or other retirement plan, employee benefit plan, employee stock ownership plan, deferred compensation, stock option, stock purchase, performance share, bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, or other similar plan, agreement, policy or understanding. Restaurant Asset Seller is not a party to, and Restaurant Asset Seller is not subject to, any collective bargaining or other agreement or understanding with any labor union, and no approval by any labor union is required to complete this transaction. Prior to the date hereof, to the best of Restaurant Asset Seller’s knowledge, no labor union has attempted to represent employees of the Restaurant Asset Seller at the Location. Restaurant Asset Seller is not privy to or involved in any labor or union controversy or other interaction of any kind. There are no grievances, disputes or controversies with any individual or group of employees which would reasonably be expected to have a material and adverse effect on the Business. The Restaurant Asset Seller has not received notice of any labor action for failure to pay Restaurant Asset Seller’s employees appropriately and Restaurant Asset Seller has no knowledge of any potential wage dispute or claim for unpaid minimum wages under the Florida Minimum Wage Act. Schedule 5.16(b) identifies the name and current compensation of each current employee of Restaurant Asset Seller. There is no unfair labor practice charge or other employee-related or employment-related complaint against Restaurant Asset Seller pending or, to the best of Restaurant Asset Seller’s

9

knowledge, threatened before any Governmental Authority. To the best of Restaurant Asset Seller’s knowledge, without independent inquiry, Restaurant Asset Seller has substantially complied with, and is currently in substantial compliance with, all Governmental Requirements relating to any of its employees or consultants (including, without limitation, any Governmental Requirement of the Occupational Safety and Health Administration), and Restaurant Asset Seller has not received from any Governmental Authority any written notice of Restaurant Asset Seller’s failure to comply with any such Governmental Requirement. Within fourteen (14) business days after the Closing Date, Restaurant Asset Seller shall pay all of its employees for all salary and other benefits that accrue prior to the date of the Closing.

5.17 No Discounts or Promotions. Except as otherwise disclosed to Restaurant Asset Buyer, Restaurant Asset Seller has not entered into any special programs or arrangements whereby any customer or employer or group thereof is entitled to a lesser fee or preferential treatment offered to all customers after the Closing. Said discounts or promotions currently available include an entertainment book and employee discounts for meals.

5.18 Solvency. Assuming that Restaurant Asset Buyer performs all of its obligations under this Agreement, Restaurant Asset Seller will have sufficient funds to satisfy all obligations owed to its creditors. Restaurant Asset Seller is solvent and has assets which have a fair value in excess of its liabilities. The Purchase Price is fair, has been negotiated on an arms-length basis, and is greater than what Restaurant Asset Seller could obtain for the Assets if such Assets were sold on a liquidation sale basis. Restaurant Asset Seller has had the opportunity to obtain consult with its independent advisors as to the merits of the transaction described herein. Restaurant Asset Seller is not entering into this transaction under duress nor as result of the requirement of any lender, creditor or the FLA.

5.19 Inventory. Immediately after the close of business on the day immediately preceding the Closing Date, Restaurant Asset Seller and Restaurant Asset Buyer shall conduct a physical count of the entire inventory (the “Inventory”). The Restaurant Asset Seller shall provide at least three days prior to Closing a report of all existing inventory at the Location (the “Inventory”) that at such time is owned by Restaurant Asset Seller and which is: (a) usable or saleable in the ordinary course of the Business; (b) sufficient but not excessive in kind or amount for the conduct of the Business as it is presently being conducted, and (c) carried on the books of Restaurant Asset Seller at an amount which reflects its costs. After such determination, Restaurant Asset Seller shall provide evidence by original paid invoices of the cost of such useable and saleable Inventory in the form of a certified report (as certified by Restaurant Asset Seller) of the Inventory at the Location and the Restaurant Asset Buyer and Restaurant Asset Seller shall jointly determine the amount to be added to the Purchase Price (the “Inventory Report”) setting forth the value of the Inventory at cost for the purposes of calculating the Purchase Price and Restaurant Asset Buyer shall acquire the items on the Inventory Report free and clear of all liens and encumbrances. The value of the Inventory shall be calculated at one hundred percent (100%) of the aggregate cost of the Inventory. Inventory shall include, but not be limited to, all useable and unopened beer (including unopened kegs), wine and liquor inventories of Restaurant Asset Seller, as well as food products that Restaurant Asset Buyer and Restaurant Asset Seller jointly agree shall be sold by Restaurant Asset Seller to Restaurant Asset Buyer under the terms of this Agreement. As used herein “useable” shall mean inventory which is in good and saleable condition and of the quality regularly sold and served to customers of Restaurant Asset Seller in the usual course of business.

10

5.20 Disclosure. No representation or warranty in this Section 5 contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein false or misleading at the time said statements were made.

6. Conditions Precedent. Restaurant Asset Buyer shall not be obligated to close the transactions contemplated by this Agreement unless each of the following conditions are satisfied, or expressly waived in writing by Restaurant Asset Buyer (collectively, the “Conditions Precedent”): (a) Restaurant Asset Buyer and Restaurant Asset Seller, shall have entered into a management agreement to operate the Business at the Location until the Liquor License from the FLA is issued to Restaurant Asset Buyer or Restaurant Asset Buyer shall have received a temporary liquor license for the Business operation at the Real Property; (b) the Restaurant Asset Seller shall have materially performed, satisfied and complied with all obligations and covenants of Restaurant Asset Seller required by this Agreement to be performed or complied with by them, respectively, at or before the Closing; (c) Restaurant Asset Seller shall have delivered to Restaurant Asset Buyer at or before the Closing, as applicable hereunder, all documents and all other items required hereunder to be delivered to it, with all such documents which require Restaurant Asset Seller’s execution having been duly executed, as applicable, by Restaurant Asset Seller; (d) Restaurant Asset Seller shall have obtained all necessary approvals, consents and clearances from governmental authorities (including but not limited to Department of Business and Professional Regulation and Department of Revenue) and others in connection with the transactions contemplated by this Agreement (the “Consents”), (e) no new law or amendment to any existing Applicable Law has been enacted, , promulgated, or issued which precludes the transaction contemplated by this Agreement; (f) there has been no material adverse change in the Business assets or liabilities of Restaurant Asset Seller since the date of this Agreement; (g) Hotel Asset Seller and Hotel Asset Buyer and Real Property Buyer and Real Property Seller have simultaneously closed on the purchase and sale of the Hotel Assets and the Real Property (h) If the FLA shall fail or refuse to issue the Liquor License and if Restaurant Asset Buyer shall have made a good faith effort to obtain the Liquor License, then either Restaurant Asset Buyer or Restaurant Asset Seller may, without liability, terminate its obligations under this Agreement. Restaurant Asset Seller shall cooperate with Restaurant Asset Buyer to: (i) obtain the FLA’s and other governmental agencies approval to operate the Business at the Location and (ii) complete the transactions contemplated by this Agreement.

7. Pre-Closing Covenants. In addition to other obligations contained in this Agreement, the parties hereto shall perform their respective obligations under the following covenants between the Effective Date and the Closing Date:

7.1 In the event a Closing does not occur, the Restaurant Asset Buyer and Restaurant Asset Seller will return all Information to the party that provided same or destroy all information that is in tangible form, together with any copies that may have been made, and provide written certification that the foregoing has been completed.

7.2 Reasonable Efforts. Each of the parties hereto will use all reasonable efforts to take such actions as are to be taken by each of them respectively hereunder prior to Closing, provided that no party is obligated to waive any condition to its obligations to close or to waive any performance of this Agreement by the other party hereunder. The Restaurant Asset Seller agrees to use commercially reasonable efforts to obtain the Consents required under this Agreement and Restaurant Asset Buyer shall use commercially reasonable efforts to assist in the obtaining of such Consents. Each party shall be

11

responsible for its own costs and expenses relating to using its efforts as required hereby in obtaining the Consents, provided, however, Restaurant Asset Seller shall have no obligation to incur any cost or expense in connection with Restaurant Asset Buyer obtaining or securing any licenses (liquor or otherwise).

7.3 Ordinary Course. Restaurant Asset Seller will, unless Restaurant Asset Buyer otherwise consents in writing: (a) own and use the Acquired Assets in accordance with all Applicable Laws, in the ordinary course, and in a manner which will not be reasonably expected to have a material adverse effect on the Acquired Assets, (b) maintain the Acquired Assets in good repair and working condition and maintain and keep in force existing insurance on the Acquired Assets, (c) maintain any and all relationships with its existing employees, customers, suppliers and any other persons or firms with whom Restaurant Asset Seller has significant contact in connection with the operation of the Business and take such other and further actions as may be reasonably necessary to preserve the goodwill of the Business, including the prompt payment of all suppliers and vendors; maintain its books and records in the ordinary course, consistent with past practice, (d) maintain the Inventory at the level described on Schedule 5.20 and (e) comply in all respects with all of the terms of the Purchased Commitments and continue operating the Business in the ordinary course. In addition, Restaurant Asset Seller will not, without Restaurant Asset Buyer’s prior written consent: (i) remove, relocate, sell, transfer, pledge, lease, hypothecate or otherwise dispose of any of the Acquired Assets outside of the ordinary course of business, (ii) enter into, engage in, or become a party to, directly or indirectly, any transaction or agreement other than in the ordinary course of business, or (iii) materially increase the compensation of any employee or independent contractor of the Business.

7.4 Cooperation. No party hereto will intentionally take any action that would cause any condition set forth in this Agreement not to be fulfilled, including without limitation, taking or causing to be taken any action that would cause the representations and warranties made by such party in this Agreement not to be true and correct in all material respects as of the Closing. Restaurant Asset Seller shall cooperate with Restaurant Asset Buyer (to the extent that Restaurant Asset Seller shall not incur any expense) relative to the execution of any and all permits and licenses reasonably requested by Restaurant Asset Buyer prior to Closing.

7.5 Governmental Filings. Each party hereto will promptly make all governmental filings or other submissions which may be necessary in order for such party to be able to consummate the transactions contemplated by this Agreement.

7.6 Taxes and Fees. Restaurant Asset Seller shall prepare and timely file, in a manner consistent with Applicable Laws, all tax returns relating to the Business and/or the Acquired Assets required or permitted to be filed on or before the Closing Date.

7.7 Access. From time to time and at any time during normal business hours, Restaurant Asset Seller shall give Restaurant Asset Buyer and its representatives reasonable access to the Location and Acquired Assets from the date hereof and through the Closing Date provided that Restaurant Asset Buyer gives Restaurant Asset Seller reasonable prior notice and Restaurant Asset Buyer is accompanied by Restaurant Asset Seller or an agent thereof and shall promptly furnish to Restaurant Asset Buyer and its representatives such information and records relative to the Business and the Acquired Assets as they shall, at any time and from time to time, reasonably request in Restaurant Asset Seller’s possession,

12

including but not limited to, financial reports of operations and reports and other information as to the status of Restaurant Asset Seller’s liabilities to its vendors.

7.8 Exclusivity while the parties are under contract. Restaurant Asset Seller acknowledges that Restaurant Asset Buyer has devoted and will devote substantial time and has incurred and will incur out of pocket expenses (including attorneys’ fees and expenses) in connection with conducting business, financial, and legal due diligence investigations of Restaurant Asset Seller and the Business, drafting and negotiating this Agreement and all related agreements and consummating the transactions contemplated hereby and thereby. In the event that Restaurant Asset Seller violates any provision of this Agreement, Restaurant Asset Buyer shall have such remedies as are set forth herein. To induce Restaurant Asset Buyer to take the actions contemplated under this Agreement, the Buyer under the Hotel Asset Agreement and the Real Property Buyer under the Real Property Contract to incur such expenses, from the date of this Agreement until the earlier of the Closing or termination of this Agreement Restaurant Asset Seller will not directly or indirectly: (a) enter into any written or oral agreement or understanding with any person or entity (other than Restaurant Asset Buyer) regarding a sale (directly or indirectly including by way of merger or consolidation) of all or any part of the Business or the Acquired Assets or the use of the Location; or (b) solicit, initiate or encourage the submission of any proposals or offer from any person or entity (other than Restaurant Asset Buyer) regarding the possibility of any such sale or such use or participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing.

7.9 Pre-Closing Obligations. Restaurant Asset Seller shall promptly pay, perform and discharge in full and in accordance with their respective terms, all liabilities and obligations relating to the Acquired Assets and/or the Business which accrue prior to the Closing (regardless of when they actually arise), and all other Excluded Liabilities, and Restaurant Asset Buyer shall have no responsibility therefor.

7.10 Further Actions. From the date hereof to the Closing or termination of this Agreement, the Restaurant Asset Seller will provide prompt notice to Restaurant Asset Buyer of any fact, condition, event or occurrence that will or is reasonably likely to result in the failure of any of the conditions contained in this Agreement to be satisfied or the breach of any representation or warranty set forth herein.

7.11 Liquor License. The parties acknowledge that, subject to those requirements and conditions established from time to time by the applicable governmental and quasi-governmental authorities (i.e., State of Florida and St. Lucie County), the liquor license is not freely assignable, and that Restaurant Asset Buyer and the principals of the Restaurant Asset Buyer shall be obligated to apply for a liquor license in its name. The Restaurant Asset Seller will reasonably cooperate and assist the Restaurant Asset Buyer in all matters relating to the transfer and assignment of its liquor license to the Restaurant Asset Buyer including, without limitation, the execution and delivery of all documentation required by the g~~o~~vernmental a~~u~~thorities with reference thereto, but at no cost or expense to the Restaurant Asset Seller. Without in any manner limiting to the foregoing, Restaurant Asset Seller will, within a reasonable time of Restaurant Asset Buyer’s request execute the Division of Alcoholic Beverages and Tobacco applications in duplicate and have its signatures notarized. Restaurant Asset Seller will also execute the required surcharge form for transfer of licenses. Restaurant Asset Buyer

13

shall use the applications to determine Restaurant Asset Seller’s status at the Department of Revenue with regard to the sales tax and at the Division of Alcoholic Beverages and Tobacco with regard to surcharges. Restaurant Asset Seller and Restaurant Asset Buyer agree to use their best efforts to immediately cure any deficiencies caused by Restaurant Asset Seller or Restaurant Asset Buyer, as the case may be, that may affect Restaurant Asset Buyer’s ability to obtain a transfer of or the issuance of a temporary the liquor license. Restaurant Asset Buyer will apply for a temporary liquor ~~l~~icense to be issued on or before the Closing Date. Restaurant Asset Seller shall provide Restaurant Asset Buyer with any and all prior reports issued by the Division of Hotels and Restaurants prior to Closing, upon request of the Restaurant Asset Buyer.

8. Indemnification. Subject to the terms and conditions set forth in the Closing Escrow Agreement the Restaurant Asset Seller agrees to and shall defend, indemnify and hold harmless Restaurant Asset Buyer and its managers, members, employees, agents, representatives (collectively, the “Restaurant Asset Buyer Indemnified Parties”) harmless from and against any and all losses, damages, actions, lawsuits, demands, proceedings, judgments, deficiencies, costs, expenses (including without limitation, reasonable attorneys’ fees and expenses), and governmental actions of every kind, nature or description (collectively, “Losses”) which arise out of or relate to any of the following: (a) any breach of any representation, warranty or covenant made by the Restaurant Asset Seller in the Acquisition Agreements; (b) any failure by the Restaurant Asset Seller to perform, comply with or observe any one of more of its covenants, agreement or obligations contained in the Acquisition Agreements; If there is any indemnification claim hereunder, Restaurant Asset Buyer shall promptly cause notice of the claim to be delivered to the Restaurant Asset Seller. The Restaurant Asset Seller shall defend such claim at its sole cost and expense with legal counsel selected by the Restaurant Asset Seller. In the event Seller is not pursuing the payment, settlement or defense of the claim in a commercially reasonable manner to the detriment of the Restaurant Asset Buyer, the Restaurant Asset Buyer and its counsel shall have the right to participate in the defense of any such claim and/or compromise or settle the claim and any such expense shall be paid out of and limited to any and all monies in the Escrow Fund being held by Restaurant Asset Seller’s attorney pursuant to that certain Escrow Agreement executed by Restaurant Asset Seller and Restaurant Asset Buyer of even date herewith. Similarly, if notice is given and the Restaurant Asset Seller fails to promptly (for purposes herein, “promptly” shall be deemed to be within 30 days) assume or assert the defense of the claim in good faith, the claim may be defended, comprised or settled by the Restaurant Asset Buyer without the Restaurant Asset Seller’s consent and any expense incurred in defending the claim or any compromise or settlement made shall be paid out of the Escrow Fund up to the amount of the Escrow Fund then in the possession of the Escrow Agent. It is understood and agreed that the Restaurant Asset Seller’s obligations hereunder and under the Escrow Agreement as to any expenses, costs or otherwise and in connection with an indemnification claim shall be limited to the amount of the Escrow Fund. Notwithstanding any provision of this Section 8 to the contrary, Restaurant Asset Buyer may retain control over the defense (at the cost of the Restaurant Asset Seller) of any claim hereunder if such claim is for injunctive or other equitable relief with the expense of such defense being paid out of and limited to any and all monies in the Escrow Fund. Restaurant Asset Seller cannot settle a matter other than for dollar damages without the consent of Restaurant Asset Buyer. Notwithstanding anything contained herein to the contrary, the terms and conditions of said escrow and the Escrow Fund shall be subject to the terms of the Escrow Agreement.

14

9. Post-Closing Covenants. In addition to other obligations contained in this Agreement, the parties hereto shall perform their respective obligations under the following covenants after the Closing:

9.1. Taxes. Restaurant Asset Buyer shall pay any and all sales, use, transfer or other taxes due or owing in connection with the transfer and conveyance of the Assets hereunder, and Restaurant Asset Seller shall have no liability therefor.

9.2. Restaurant Asset Seller’s Employees. Restaurant Asset Seller acknowledges that on or after the Closing Date, Restaurant Asset Buyer may hire one or more persons previously employed by Restaurant Asset Seller, that any such persons shall be treated as new hires by Restaurant Asset Buyer and that Restaurant Asset Buyer’s employment of such persons shall in no way limit Restaurant Asset Seller’s obligations to pay any amounts or provide any benefits to such persons (owed to such person as a result of their employment prior to Closing) in connection with their employment by Restaurant Asset Seller or the termination thereof. Nothing herein shall obligate Restaurant Asset Buyer to employ such employees or to employ them for any specific time period or to provide them with any specific benefits or pay rate.

9.3. Restrictive Covenants. The Restaurant Asset Seller acknowledges and agrees that Restaurant Asset Buyer would not have entered into this Agreement to purchase the Acquired Assets but for the following restrictive covenants, that the provisions of this Section 9.3 are supported by good and sufficient consideration, that the Restaurant Asset Seller (including, but not limited to, officers, shareholders (and their spouses, if any), employees and agents thereof) possesses information and expertise relating to the Business and the Acquired Assets that will enable them to injure Restaurant Asset Buyer and diminish the value of the investment by Restaurant Asset Buyer in the Business and the Acquired Assets if the Restaurant Asset Seller should engage in any business that is competitive with the Business conducted by Restaurant Asset Buyer. The Restaurant Asset Seller hereby represents and warrants that the Restaurant Asset Seller (including, but not limited to the officers and shareholders (and their spouses, if any) thereof,) do not own a restaurant that operates within the restricted area (hereinafter defined) and they hereby covenant and agree to deliver to Restaurant Asset Buyer during the Due Diligence Period, non-disclosure and non-competition agreements, in a form acceptable to Restaurant Asset Buyer and Restaurant Asset Seller, executed by all Key Personnel (i.e., shareholders of Restaurant Asset Seller), as identified by Restaurant Asset Seller and provided as a list to be adopted as Schedule 9.3 during the Due Diligence Period. This separate non-competition agreement shall provide (a) for a period of two (2) years after the Closing Date (the “Restriction Period”) Key Personnel shall not: within twenty-five (25) miles of the Location, directly or as an owner, officer, employee, agent, or otherwise, operate a restaurant, bar, catering hall or banquet facility either with the name “Shuckers” or any similar name and/or menu, design, or style of service similar that of the Restaurant Business; (b) for a period of two (2) years after the Closing Date directly or indirectly, as an owner, officer, employee, agent, or otherwise solicit for employment or employ any employees of the Business. If any provision of this Section 9.3 is violated, in whole or in part, Restaurant Asset Buyer shall be entitled in addition to damages upon application to any court of proper jurisdiction, to seek a temporary restraining order, preliminary injunction or permanent injunction, to restrain and enjoin such violation without prejudice as to any other remedies Restaurant Asset Buyer may have at law or in equity and Restaurant Asset Seller hereby consents to the issuance thereof by any court of

15

competent jurisdiction. The Restaurant Asset Seller agrees that the restrictions in this Section 9.3 are reasonable and necessary for the protection of Restaurant Asset Buyer’s business and goodwill and that Restaurant Asset Buyer will suffer irreparable injury, for which monetary damages alone may be inadequate, if Restaurant Asset Seller engages in the prohibited conduct. If Restaurant Asset Buyer seeks a temporary restraining order, preliminary injunction or permanent injunction, Restaurant Asset Buyer shall not be required to post any bond with respect thereto, or, if a bond is required, it may be posted without surety thereon and Restaurant Asset Seller waives any requirement for the securing or posting of any bond in connection with such remedy. If any provision of this Section 9.3 is held by any court of competent jurisdiction to be unenforceable, or unreasonable, as to time, geographic area or business limitation, the parties agree that such provisions shall be and are hereby reformed to the maximum time, geographic area or business limitation permitted by applicable law and the court in each case shall reduce the necessary terms to a permissible duration, burden or scope. The parties further agree that, in such event, the remaining restrictions contained herein shall be severable and shall remain in effect and shall be enforceable independently of each other.

10. Consultation. Anthony P. Carpentier (“Anthony”) agrees to provide Restaurant Asset Buyer, at no cost to Restaurant Asset Buyer, with consulting services relating to the operation of the Business on a full time basis (i.e., up to thirty (30) hours per week) for two (2) weeks prior to Closing and for two (2) weeks after Closing, provided, however, it is understood and agreed that Anthony’s consulting services shall be subject to Anthony’s availability as set forth in a schedule to be provided by Anthony to Restaurant Asset Buyer prior to Closing. Thereafter, for the following ninety (90) days, Anthony shall be reasonably available during regular business hours, as needed, but no more than ten (10) hours total per week. Such assistance may be by telephone or in person at the discretion of the Restaurant Asset Seller. During the Due Diligence Period and subject to being accompanied by Anthony (or such representative as appointed by Anthony), Restaurant Asset Buyer or his designated agent shall be permitted to visit the Business to observe the operation of the Business.

11. Miscellaneous

11.1 Notices. All notices consents, demands and other communications hereunder are to be in writing and must be sent or transmitted by (i) United States mail, certified or registered, return receipt requested (ii) confirmed overnight courier service, or (iii) confirmed facsimile transmission properly addressed or transmitted to the address of the party below or to such other mailing address or facsimile number as one party shall provide to the other party in accordance with this provision and are deemed to have been duly given or made on the delivery date if delivery is made during applicable normal working hours, or on the next business day if deliver after applicable normal working hours. In the event a delivery or notice deadline falls on a weekend or holiday, then the applicable deadline will be extended to include the first business day following such weekend or holiday.

If to Asset Buyer:	Ark Shucker, LLC
85 Fifth Avenue
New York, New York 10003-3019
Attention: Robert J. Stewart. President
Email: bstewart@arkrestarants.com

with a copy to:	Joel P. Koeppel, Esq.
16

Koeppel Law Group, P.A.
400 South Australian Avenue, Suite 300
West Palm Beach, Florida 33401
Email: Joel@KoeppelLawGroup.com

and if to Asset Seller:	Ocean Enterprises, Inc
9800 South Ocean Drive
Jensen Beach, Florida 34957
Attention: Anthony P. Carpentier

with copy to:	Bob Kramer, Esq.
Kramer, Sopko & Levinstein, P.A.
2300 SE Monterey Road, Suite 100
Stuart, Florida 34996
Email: rkramer@kslattorneys.com

11.2 Construction. This Agreement constitutes the entire understanding of the parties and may be amended only by a writing executed by all of the parties to be bound. The section and subsection headings of this Agreement have been inserted solely for convenience of reference, and shall not control or affect the meaning or construction of any of the provisions of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its legal counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof. The parties agree that they have had the opportunity to read this Agreement and obtain the advice of legal counsel, and further agree that the provisions set forth herein are fair and reasonable. The recitals form an integral part of this Agreement and are hereby incorporated herein. Any ambiguity or uncertainty existing herein shall not be interpreted or construed against any party hereto.

11.3 Invalidity. In the event any provision or portion of any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction as applied to any fact or circumstance, the remaining provisions and portions of this Agreement and the same provision as applied to any other fact or circumstance shall not be affected or impaired thereby and shall remain valid and enforceable.

11.4 Waiver. No failure of any party to exercise any right or remedy given such party under this Agreement or otherwise available to such party or to insist upon strict compliance by any other party with its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of any party’s right to demand exact compliance with the terms hereof, unless such waiver is set forth in writing and executed by such party.

11.5 Assignment; Binding Effect. No party may assign its rights or delegate its obligations hereunder without the consent of the other party; except that Restaurant Asset Buyer may assign its rights under this Agreement to a corporation, limited liability company or other similar entity owned and controlled by Restaurant Asset Buyer. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

17

11.6 Electronic Transmission and Counterparts. This Agreement may be executed by electronic transmission and/or simultaneously in one or more counterparts, each of which shall be deemed an original, but any of which together shall constitute one and the same instrument.

11.7 Risk of Loss. In the event there is a material loss regarding the Business or the Location between the Effective Date and the Closing Date, Restaurant Asset Buyer, may terminate this Agreement, the Hotel Asset Agreement and the Real Estate Rider and receive a refund of the Deposit, and the parties hereto shall have no further obligations hereunder or thereunder; or (b) close the transaction described herein as well as the Hotel Asset Agreement and the Real Estate Purchase and Sale Agreement, together with any insurance proceeds payable by virtue of such loss or damage provided that Restaurant Asset Buyer shall be entitled to a credit for any deductible under any such insurance policy if said deductible is to be paid by Restaurant Asset Seller.

11.8 Submission of Agreement. The submission of this Agreement to the Restaurant Asset Seller or their agents or attorneys for review shall not be deemed an offer to purchase from Restaurant Asset Buyer, and no agreement with respect to the purchase and sale of the Acquired Assets shall exist unless and until this Agreement is executed and delivered by the Restaurant Asset Seller and Restaurant Asset Buyer.

11.9 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed to create any partnership, joint venture or other relationship between the Restaurant Asset Seller and Restaurant Asset Buyer (other than the relationship of seller and/or shareholder and buyer). No term or provision of this Agreement is intended to be, or shall be, for the benefit of any person or entity other than the Restaurant Asset Seller and Restaurant Asset Buyer.

11.10 Further Assurances. Consistent with the terms and conditions hereof each party shall execute and deliver all instruments, certificates and other documents and shall perform all other acts which the other party reasonably requests in order to carry out this Agreement and the transactions contemplated hereby.

11.11 Survival. The provisions of Section 2, Section 5, Section 8 Section 9 and Section 10 shall survive the Closing.

11.12 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

11.13 JURY WAIVER. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATIONSHIP CONTEMPLATED HEREBY.

11.14 Fees and Expenses. Each of the parties hereto shall pay its own fees, costs and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. In any action brought to enforce the terms of this Agreement or any guarantee of obligations hereunder, the prevailing party shall be entitled to

18

recover all costs of enforcement and litigation, including but not limited to reasonable attorney’s fees. As used in this Agreement the term “prevailing party” means that party whose position is substantially upheld in a final judgment rendered in any litigation or proceeding, or, if the final judgment is appealed, that party whose position is substantially upheld by the decision of the final appellate body that considers the appeal.

IN WITNESS WHEREOF, the parties have caused this Restaurant Asset Purchase Agreement to be executed the day and year noted below.

ASSET SELLER:	ASSET BUYER:

Ocean Enterprises, Inc.	Ark Shuckers, LLC
a Florida corporation	a Delaware limited liability company

By: /s/: Anthony Carpentier	By: /s/: Robert Stewart
Printed Name: Anthony P. Carpentier	Printed Name: Robert J. Stewart
Title: President	Title: President
Dated: August 10, 2015	Dated: August 10, 2015
19

EXHIBIT SCHEDULES

Exhibit “A”	Closing Escrow Agreement

PARAGRAPH	DESCRIPTION

1.2	Excluded Assets

1.3	Assumed Liabilities

5.6	Legal Proceedings

5.8	Permits and Licenses

5.9	Real Property Title Exceptions

5.10	Contracts, Agreements, Commitments, Personal Property Leases

5.13	Broker

5.16 (a)	Written Employment Agreements

5.16 (b)	Name and current compensation of employees
20